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October 19, 1999

Edmond Sanctis

Dear Edmond,

We're delighted to offer you a position with XOOM.com, Inc. ("Xoom.com") effective upon your acceptance of this offer. The following outlines your compensation and benefit package and other terms of your employment:

POSITION:     Following the closing of the proposed merger between Xoom.com and
              Snap (the "Merger"), and subject to the closing of such merger, you will serve as the President & Chief Operating Officer of NBC
              Internet, Inc., reporting directly to me.

SALARY: Upon the closing of the Merger your salary will be $15,385 per pay period, which equates to $400,000 annually. Until such time that the Merger closes and you are a Xoom.com employee your salary will be $1.00 per pay period. Xoom.com acknowledges that until the Merger closes you may continue your current employment with Snap and you may remain on Snap's payroll.

BONUS: Upon your acceptance of this offer you will be paid a bonus equal to $200,000. Following the closing of the Merger, for the rest of the 1999 calendar year, you will be eligible to receive a bonus of up to $66,000 upon reaching certain performance goals which must be agreed upon by you and Xoom.com prior to November 1, 1999.

              Beginning in plan year 2000, based upon achievement of certain performance goals to be agreed upon by you and NBC Internet, you will be entitled to a quarterly bonus of up to $100,000. In addition, you will be eligible to receive a bonus of up to $100,000 upon achieving certain agreed upon annual goals. This bonus plan may be modified in the future at the discretion of NBC Internet.

START DATE:   Monday, October 25, 1999

STOCK
OPTIONS: You will be granted an option to purchase 500,000 shares of Common Stock of XOOM.com at an exercise price equal to the closing price on the last trading day prior to the date such options are granted by the Board of Directors of Xoom.com. These options will vest monthly over a three-year period beginning on the date of closing of the Merger.

BENEFITS:     Following the closing of the Merger you will be entitled to the benefits granted to senior executives of NBC Internet.

PTO: As an employee of NBC Internet you will be entitled to 20 days paid time off.


EMPLOYMENT:   Your employment relationship with XOOM.com and NBC Internet is "at will", which means that both you and the companies have the right to terminate the employment relationship at any time, with or without cause and with or without notice. This at-will relationship supercedes any prior oral and or written representation or agreement. Any modification of your at-will status with the companies must be in writing and signed by me.
              Additionally, in the event that the Merger does not close by December 31, 1999, your employment with Xoom.com will terminate on December 31, 1999 and all of your unvested Xoom.com options on such date will terminate.


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NON-
DISCLOSURE:   Your employment with XOOM.com subject to the attached XOOM.com
              Non-Disclosure Agreement. Please review this agreement carefully.
              XOOM.com can not change or modify the terms of the Non-Disclosure
              Agreement; however, XOOM.com in its sole discretion may eliminate this policy in its entirety.

PROPERTY
RIGHTS: Your employment with XOOM.com is conditioned on your signing the Xoom.com's Confidential Information and Proprietary Rights Agreement, which is attached.

IRCA: Your employment at XOOM.com is conditioned on your ability to document your identity and authorization to work pursuant to the Immigration Reform Control Act of 1986. As a result of the IRCA, all new employees must permit XOOM.com to inspect original documents that establish that you are authorized to work.

This letter includes all promises and agreements between you and XOOM.com pertaining to your compensation, benefits and your at-will employment relationship.

If you wish to accept this offer of employment, please sign and date this letter and return it to me. This offer will expire on Friday, October 22, 1999.

All of us would be thrilled to have you in this role. I am very excited about the prospect of our working together to lead this venture into the New Millennium and beyond.

Sincerely,

/s/ Chris Kitze
Chris Kitze
Chairman
XOOM.com

I have read, understand, and agree to the foregoing terms.



/s/ Edmond Sanctis                                       10/21/99
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Edmond Sanctis                                           Date
* Upon signature, please return signed original to Human Resources.